Exhibit 99.1

June 5, 2008

Mr. Howard A. Pulsifer

630 Indian Way

Barrington, IL   60010

RE:          Letter Agreement

Dear Howard:

This letter agreement amends and restates the letter agreement dated May 30, 2008 and will confirm the terms of your independent contractor services to the Company after your retirement as an employee and General Counsel of AAR CORP. effective June 1, 2008, as follows:

1.                                       Immediately following your retirement, you will serve as an officer and Secretary of the Company in a non-executive capacity through May 31, 2009, and thereafter as may be agreed at the pleasure of the Board of Directors.  Your services after retirement will be as an independent contractor on a part-time basis as necessary to carry out your responsibilities as Secretary of the Company described below.  You will report to the Chairman of the Board.  During your tenure as non-executive Secretary, you may also provide successor transition, legal, government relations and special project consulting services to the Company, as may be requested from time to time by the Chairman of the Board or General Counsel of the Company, upon mutual agreement by you.

2.                                       As non-executive Secretary of AAR CORP., you will have primary responsibility and oversight for the following corporate secretary and governance functions:  (i) Board of Directors and Committee relations, communications and meetings; (ii) corporate minutes and records; (iii) corporate governance matters and related NYSE and SEC filings; (iv) NYSE listed company and stock transfer agent relations; and (v) the annual meeting of stockholders and annual proxy statement.  The parties reasonably anticipate that such post retirement services will be approximately twenty percent (20%) to twenty-five percent (25%) and in any event less than fifty percent (50%) of your pre-retirement service hours in the immediately preceding twelve (12) month period.

3.                                       All of your post-retirement services will be as an independent contractor and may be performed at your discretion either at Company headquarters in Wood Dale, Illinois, or at your home office or other location as the circumstances warrant or as otherwise mutually agreed; provided, however, you will be available for necessary meetings and conference calls upon reasonable notice and request by the Company. In connection with your performance of services hereunder, you will have access to appropriate Company provided administrative assistant, paralegal and IT/equipment support and you will comply with the Company’s

                Code of Business Ethics and Conduct.

4.                                       Your services as non-executive Secretary of the Company will be paid at a fixed annual retainer rate of $175,000, payable in equal bi-weekly installments in advance.  Any legal services will be paid at the rate of $450 per hour.  All amounts paid for your services hereunder will be net of applicable withholding taxes and will be reported on IRS Form W-2 or other appropriate forms.  In addition, during your tenure as a non-executive Secretary, (i) you will be reimbursed for reasonable business expenses in accordance with the Company’s business expense reimbursement policy and practices for officers in effect from time to time, and (ii) you will be eligible to continue participation in Company provided Health and Welfare benefits that you were receiving as an officer immediately prior to your retirement, excluding eligibility for any further stock benefit plan grants or awards and any further accrual of Retirement Savings/SKERP Plan benefits (except for earnings and interest accruals in accordance with the respective Plan documents), and only to the extent allowable under any such applicable Plan documents and applicable laws and regulations.

5.                                       All outstanding indemnity, stock benefit plan and split-dollar insurance agreements between you and the Company will continue in effect in accordance with their respective terms and conditions.  In addition, you will continue to be included as a named insured under the Company’s D&O and professional liability insurance policies while serving as non-executive Secretary and the term of any legal consultancy arrangement, and thereafter in accordance with the terms of your existing indemnity agreement with the Company.

Sincerely,

s/b Timothy O. Skelly

Timothy O. Skelly

Vice President-Human Resources

Accepted:

s/b Howard A. Pulsifer
Howard A. Pulsifer

Date:  6/5/08